AMENDMENT
TO
SOFTWARE LICENSING, HOSTING, JOINT MARKETING, AND SERVICES AGREEMENT

This Amendment to Software Licensing, Hosting, Joint Marketing and Services Agreement (this "Amendment"), dated 28 February, 2014, by and among InterDealer Securities, LLC, InterDealer Technologies, LLC and Interdealer IP Holdings LLC (collectively "InterDealer") and Bonds.com Group, Inc. (the "Company"). All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement (as defined below).

WHEREAS, Interdealer and the Company have entered into that certain Software Licensing, Hosting, Joint Marketing and Services Agreement, dated July 8, 2009, as amended on December 31, 2009 and September 24, 2011 (the "Agreement"); and

WHEREAS, in connection with a proposed transaction with MTS Markets International, Inc. (the "Proposed Transaction"), the parties hereto, in accordance with Section 23.9 of the Agreement, desire to amend the Agreement upon the closing of the Proposed Transaction as set forth herein.

NOW, THEREFORE, in consideration of the premises herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments to Agreement. Effective as of the date of closing of the Proposed Transaction, but only if there is a closing with respect to the Proposed Transaction, the Agreement shall be amended as follows:

   A. Diversion of Trading Activity. Section 6.5 of the Agreement is hereby deleted in its entirety and not replaced.

   B. Term. Section 18 of the Agreement is hereby amended and restated by deleting the section entitled "Term" and replacing it with the following:

      "Term: This Agreement shall commence as of the Effective Date and shall remain in effect until 27 March 2016 (the "Initial Term"); provided that this Agreement shall automatically renew for a one (1) year period (and following the expiry of such one (1) year period, for each subsequent one (1) year period thereafter (a "Subsequent Term")) unless the Company gives InterDealer written notice of its intention not to renew this Agreement at least six (6) months prior to the end of the Initial Term or any Subsequent Term thereafter.

   C. Termination. Section 18 is hereby amended by adding the following new section thereto:

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"18.13 At any time after the Initial Term, Bonds.com may terminate this Agreement without cause upon providing InterDealer with six (6) months' written notice of its intent to terminate."

D. Non-Compete Period. Section 7.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

"7.5 During the Non-Compete Period, Interdealer will not license, sub-license, transfer, or sell any software to any party listed in Exhibit E ("Bond E-Trading Competitors") without the express written consent of Bonds.com. The "Non-Compete Period" shall mean the period commencing on the Effective Date and ending six (6) months after the termination or expiration of this Agreement pursuant to the terms hereof. This Section 7.5 shall not apply to any software licensed or sub-licensed to UBS Securities LLC or its affiliates under the terms of the software license agreement between InterDealer and UBS Securities LLC dated January 11, 2010."

E. Bond E-Trading Competitors. The following firms are hereby deleted from the list of Bond E-Trading Competitors in Exhibit E:

- Blackrock
- State Street (for fixed income)
- Pimco
- Wellington
- Advisors Asset Management
- BONY
- Pershing
- MarkIT

2. Further Amendments to Agreement. Promptly after the date hereof, the parties shall undertake to negotiate in good faith a further definitive amendment to the Agreement which includes the terms set forth in this Section 2. The parties shall use commercially reasonable efforts to reach agreement on all such amendments within thirty (30) days after the date hereof.

A. Service Level Agreements. InterDealer shall be subject to service level agreements with respect to the delivery and functionality of the System Licensed Software and other terms with respect to the platform, data protection and operational support as described on Schedule 1.

3. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such state.

4. Effect on Agreement. The terms and provisions set forth in Section 1 of this Amendment shall amend and supersede the terms and provisions of the Agreement solely

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to the extent set forth in Section 1 above, and except as expressly amended in Section 1 above, the Agreement shall remain in full force and effect.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of February 28, 2014.

BONDS.COM GROUP, INC.

By: ______________________
Name: GEORGE OKRESKIE
Title: PRESIDENT

INTERDEALER SECURITIES, LLC

By: ______________________
Name: DAN White
Title: CEO/President

INTERDEALER TECHNOLOGIES, LLC

By: ______________________
Name: Dan White
Title: CEO/President

INTERDEALER IP HOLDINGS LLC

By: ______________________
Name: Dan White
Title: CEO/President

Schedule 1

Software Development SLA

The Agreement does not have quantitative measure on system or development response/recovery times. The following response levels are standard and will address system recovery time and any concerns with the Fault Tolerance model:

	Description	Technical Response Time	Delivery of Workaround	Delivery of permanent fix
Level 1	System or Component Outage	Conference call w/in 10 minutes	2 hours	24 hours
Level 2	Degraded Performance	Conference call w/in 20 minutes	24 hours	2 Business Days
Level 3	All Other Issues	Conference call NBD	To be agreed between parties	To be agreed between parties

System Response Time SLA / Fault Tolerance Issues

Given that quantitative response would rely on potential architectural changes to the platform to invoke automated recovery procedures, the parties shall work in good faith on addressing these concerns. The Company's target recovery time objectives are 30 seconds for internal process failure and 2 hours for site recovery.

System Integrity

The Company has concerns regarding data validation and ensuring system integrity. The parties shall use commercially reasonable efforts to reach agreement on development architectural concerns.

Change Request Procedures

The parties shall reach agreement on the Company's role in the approval chain for change requests (system and infrastructure).

Policy Documentation

Interdealer shall provide the Company with information regarding its data protection and retention policies. InterDealer shall use commercially reasonable efforts to resolve any concerns that the Company has with respect to such policies promptly, but in any event within sixty (60) days after the date hereof.

Environment Segregation

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Interdealer shall develop and execute a plan to segregate the BondStation Pro platform and hardware from the platforms and hardware of other InterDealer customers.

Operational Support Model

The parties shall use commercially reasonable efforts to reach agreement on defined hours of coverage, the definition of standard and repeatable procedures, the escalation tree, reporting obligations and other aspects of operational support.

Regulatory/compliance requirements

InterDealer shall assist the Company with all reasonable regulatory or compliance requirements to which the Company is subject.

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